VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of September 21, 2009, by and among (i) Debut Broadcasting Corporation, a Nevada corporation (the “Company”), (ii) Steven Ludwig and Robert Marquitz (each a “Shareholder” and collectively, the “Shareholders”), and (iii)River Falls Financial Services, LLC (“Investor”).

RECITALS:

A.           The Company proposes to borrow up to $1,500,000 from Investor pursuant to a certain Convertible Promissory Note (the “Note”) and Investor shall enjoy the right to purchase up to 30,000,000 shares of common stock of Company (the “Common Shares”) pursuant to the terms and conditions of the Note.

B.           In order to induce the Investor to make the loan contemplated by the Note and possibly purchase the Common Shares pursuant to the Note, the Company and the Shareholders desire to enter into this Agreement with the Investor in order to govern the obligations of the Shareholders and the Company with respect to the election of two of the Investor’s designees as members of the Board of Directors of the Company.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the respective representations, warranties and covenants contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.           Board Representation.  Commencing on the date hereof and ending on the later of (a) the date that the Note is satisfied in full and (b) the date that the Investor no longer holds, or enjoys the right to purchase, shares of capital stock of the Company carrying 40% voting power for the election of directors, each Shareholder agrees to (i) vote or act with respect to his Common Shares so as to elect as members of the Board of Directors of the Company two designees of Investor as determined, and as requested, in writing by Investor to the President of the Company, and (ii) limit the Company’s Board of Directors to no more than five members.

2.           Covenants of the Company.  The Company agrees to take all necessary or desirable actions required to ensure that the rights given to the Investor are effective and that the Investor enjoys the benefits thereof.  The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Investors hereunder against impairment.  Any person to whom Common Shares (including Common Shares hereafter issued) are transferred by any Shareholder, including, without limitation, any transferee by operation of law or otherwise, shall become a party to this Agreement, as a Shareholder, and shall confirm such fact by executing, upon request of any of the parties hereto, a counterpart of or joinder to this Agreement.  The Company shall undertake not to allow any transfer of shares by any Shareholder except, if as a condition to such issuance, the transferee becomes a party to this Agreement, without the prior written consent of Investor (which consent shall not be unreasonably withheld).  Any person acquiring Common Shares from any Shareholder shall be deemed a Shareholder hereunder.

3.  Amendments and Waivers.  This Agreement may only be amended or modified pursuant to a writing executed by the Company, the Founder and the Investors

4.  Governing Law.  This Agreement shall be governed by and construed under the laws of the state of Tennessee without regard to the conflict of laws provisions thereof.

5.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.  Specific Performance.  The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity.  Without limiting the generality of the foregoing, the parties agree that in addition to any other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that, in the event any action or proceeding is brought in equity or to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

DEBUT BROADCASTING CORPORATION

BY:/s/Steven Ludwig
     Steven Ludwig, Executive Vice-President
     And Chief Executive Officer

/s/Steven Ludwig
Steven Ludwig, individually

/S/ Robert Marquitz
Robert Marquitz

RIVER FALLS FINANCIAL SERVICES, LLC

BY:/S/ Ron Heineman
Ron Heineman, Co-Manager